KNOLL

Knoll Completes Acquisition of Edelman Leather

EAST GREENVILLE, Pa., Oct. 1 /PRNewswire-FirstCall/ -- Knoll, Inc. (NYSE: KNL) today announced that it completed the previously announced purchase of Teddy and Arthur Edelman, Limited, purveyors of fine leathers to the residential, hospitality, aviation and contract office furniture markets.

Andrew B. Cogan, Knoll CEO, reiterated, "The strategic acquisition of Edelman is consistent with our strategy of building sales in our high design, high margin specialty businesses, which appeal to both business buyers and consumers worldwide. Edelman's reputation in the design community for unique leathers and its showroom network as well as its storied history is highly complementary in terms of culture, customers, markets and products."

Edelman Leather will continue to operate as an independent company and will maintain its own headquarters and distribution center in New Milford, CT. John Edelman will continue to serve as President of Edelman Leather; John McPhee will continue in his role as Edelman Leather's Chief Operating Officer. The business will operate under the name Edelman Leather, LLC.

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED(R)) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX(R)) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the ability to successfully integrate and manage the acquired business, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

SOURCE Knoll, Inc.

CONTACT: Investors, Barry L. McCabe, Senior Vice President and Chief Financial Officer, +1-215-679-1301, bmccabe@knoll.com, or Media, David E. Bright, Vice President, Communications, +1-212-343-4135, dbright@knoll.com